Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of November, 2023 (the “Effective Date”), by and between American Rebel Holdings, Inc., a Nevada corporation (“American Rebel”), and Corey A. Lambrecht (“Lambrecht”).

W I T N E S S E T H:

WHEREAS, American Rebel is a publicly traded Nevada corporation with its common stock traded on the NASDAQ Stock Market under the symbol “AREB” and registered with the United States Securities and Exchange Commission.

WHEREAS, American Rebel and Lambrecht desire to enter into this Employment Agreement, pursuant to which Lambrecht shall be employed by American Rebel, to set forth the respective rights, duties and obligations of the parties hereto.

NOW THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, American Rebel and Lambrecht agree as follows:

1.	EMPLOYMENT. American Rebel hereby agrees to employ Lambrecht as its Chief Operating Officer and Lambrecht hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.	TERM. For purposes of this Agreement, “Term” shall mean the original term (as defined in Section 2.1 below), if Renewal Term is initiated, then “Term” shall mean the renewal term period (as defined in Section 2.2, below).

2.1	Original Term: The Term of this Agreement shall commence on November 20, 2023 and expire on December 31, 2026, unless sooner terminated pursuant to the terms and provisions herein stated.

2.2	Renewal: At any time prior to the expiration of the Original Term, as stated above, American Rebel and Lambrecht may, by mutual written agreement, extend Lambrecht’ employment under the terms of this Agreement for such additional periods as they may agree.

3.	COMPENSATION.

3.1	Cash Salary: American Rebel shall pay Lambrecht a base cash salary of Two Hundred Sixty Thousand Dollars ($260,000) per year (“Salary”). Such Salary shall be payable in accordance with American Rebel’s normal policies. Further, the Board of Directors shall review the Salary annually for an increase, such increase not to be less than the year-over-year increase in the U.S. Consumer Price Index.

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3.2	Retention Bonus; Preferred Stock Grant: Concurrent with the signing of this Agreement, American Rebel shall award to Lambrecht twenty-five thousand (25,000) shares of Series A - Super Voting Convertible Preferred Stock, valued at $25. Conversion of the Series A – Super Voting Convertible Preferred Stock shall vest as follows: Twenty-five percent (25%) shall vest and be convertible into shares of common stock immediately, the remainder shall vest and be convertible into shares of common stock equally on January 1, 2024, January 1, 2025 and January 1, 2026.

3.3	Incentive Compensation: In addition to the Salary, Lambrecht shall be eligible to receive as incentive compensation (“Bonus”) in respect of each fiscal year (or portion thereof) of American Rebel, up to one hundred percent (100%) of his then applicable Salary, in addition to any other amount determined in accordance with any other short term incentive compensation program, which has been or may be established by the Board either for Lambrecht or for executives or senior management. The determination as to the amounts of any awards to be paid to Lambrecht under these programs shall be reviewed at least annually by the Board to ensure that such amounts are competitive with awards granted to similarly situated executives of companies comparable to American Rebel. The specific goals and objectives, including quantitative and qualitative measures, used to determine the amount to be paid as a Bonus for each fiscal year shall be agreed to by and between the COO and the CEO or Board not later than June 30th of each successive year this Agreement.

4.	LAMBRECHT BENEFITS.

4.1	General Benefits: Lambrecht shall be entitled to receive or participate in all benefit plans and programs of American Rebel made available from time to time to executives or senior management of American Rebel, including but not limited to, dental and medical insurance, pension and profit sharing plans, 401(k) plans, incentive savings plans, stock option plans, restricted stock plans, group life insurance, salary continuation plans, disability coverage and other fringe benefits.

4.2	Vacation: Lambrecht shall be entitled during the Term of this Agreement to four (4) weeks vacation per year during which time Lambrecht’ compensation will be paid in full. Unused days of vacation will be compensated in accordance with American Rebel’s policy as established by American Rebel from time to time. Lambrecht may take the vacation periods at any time during the year as long as Lambrecht schedules time off as to not create an unreasonable hardship on American Rebel. In addition, Lambrecht shall have such other days off, including paid sick leave and paid holidays, in accordance with American Rebel’s policy.

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4.3	Business Expenses: American Rebel shall, in accordance with, and to the extent of, its policies in effect from time to time, bear all customary business expenses (including the advancement of certain expenses) incurred by Lambrecht in performing his duties as an executive of American Rebel, provided that Lambrecht accounts promptly for such expenses to American Rebel in the manner prescribed from time to time by American Rebel.

4.4	Allowance(s). A vehicle allowance of seven hundred fifty dollars ($750) and a cell phone allowance of two hundred fifty dollars ($250) will be paid monthly. Allowances will be taxed when paid out via Company payroll.

5.	DUTIES/SERVICE.

5.1	Position: Lambrecht shall be employed as Chief Operating Officer and shall perform such duties as are normally associated with such position, subject to the direction, supervision and rules and regulations of American Rebel.

5.2	Place of Employment: The place of Lambrecht’ employment and the performance of Lambrecht’ duties will be primarily on a full-time remote basis from Scottsdale, Arizona, less than full-time at American Rebel’s corporate headquarters, or at such other location as agreed upon by American Rebel and Lambrecht.

5.3	Extent of Services: Lambrecht shall devote the necessary time and best efforts to American Rebel and shall fulfill the duties of his position which shall include such duties as may, from time to time be assigned to him by the Board, provided such duties are reasonably consistent with Lambrecht’ education, experience and background. American Rebel acknowledges Lambrecht presently, or may in the future, serve on the Board, be the manager or member of, provide consulting services for or be an executive officer of other companies and such action shall not be a breach of this section; provided, however, that such companies are: (a) listed on Exhibit A, attached hereto and updated from time to time; and (b) do not compete with American Rebel or interfere with the performance of Lambrecht’ duties pursuant to this Agreement, as determined in the reasonable judgment of the Board. Additionally, American Rebel recognizes that Lambrecht has, or may have in the future, equity positions in other companies, which either: (a) are listed on Exhibit A attached hereto and updated from time to time; or (b) do not compete with American Rebel in the reasonable judgment of the Board. American Rebel recognizes that such equity positions may require attention from Lambrecht during normal business hours. However, Lambrecht agrees that if such time is considered excessive by the Board, Lambrecht shall be so advised and noticed by American Rebel and Lambrecht shall be required to make appropriate adjustments to ensure his duties and obligations under this Agreement are fulfilled.

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6.	TERMINATION. The Term of this Agreement shall end upon its expiration pursuant to Section 2 hereof, provided that this Agreement shall terminate prior to such date: (a) upon Lambrecht’ resignation, death or permanent disability or incapacity; or (b) by American Rebel at any time for “Cause” (as defined in Section 6.4 below) or without Cause.

6.1	By Resignation Prior to Change of Control: If Lambrecht resigns with “Good Reason” (as defined below) prior to a Change of Control (as defined in Section 7), this Agreement shall terminate but, Lambrecht shall be entitled to receive a lump sum payment equal to twelve (12) months Salary, plus any equity compensation due, plus his prorated Bonus through the date of termination. Further, upon resignation for Good Reason prior to a Change of Control, all unvested stock or options held by Lambrecht shall immediately vest and become exercisable for the full term set forth in such stock option or equity award agreements. To the extent Lambrecht elects to continue his group health coverage pursuant to COBRA following his termination of employment, then Lambrecht shall be eligible to continue such coverage for himself and his dependents (if applicable), at American Rebel’s expense, for a period of twelve (12) months at the same cost as if Lambrecht were still an employee of American Rebel. To the extent that American Rebel finds it undesirable to cover Lambrecht under its group health plan, American Rebel shall provide Lambrecht (at American Rebel’s expense) with the same level of coverage under an individual policy or policies.

For purposes of this Agreement, “Good Reason” shall mean any of the following if the same shall occur without Lambrecht’ express written consent:

(i)	a material diminution in Lambrecht’ Salary;

(ii)	a material diminution in Lambrecht’ authority, duties, or responsibilities;

(iii)	a material change in the geographic location at which Lambrecht must perform the services for which he is employed; or

(iv)	a change in the current reporting structure of the COO reporting directly to the CEO; or

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(v)	any other action or inaction that constitutes a material breach by American Rebel under this Agreement.

Lambrecht shall be required to provide notice to American Rebel of the existence of any of the foregoing conditions within 30 days of the initial existence of the condition, upon the notice of which American Rebel shall have a period of 30 days during which it may remedy the condition without giving rise to the obligations under this Section 6.1

If Lambrecht resigns without Good Reason, Lambrecht shall be entitled to receive Lambrecht’ Salary only through the date of such resignation.

6.2	By Reason of Incapacity or Disability: If Lambrecht becomes so incapacitated by reason of accident, illness, or other disability that Lambrecht is unable to carry on substantially all of the normal duties and obligations of Lambrecht under this Agreement for a continuous period of sixty (60) calendar days, this Agreement shall terminate. For purposes of the foregoing, Lambrecht’ permanent disability or incapacity shall be determined in accordance with American Rebel’s disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by American Rebel’s Board of Directors in its good faith judgment based upon Lambrecht’ inability to perform normal and reasonable duties and obligations. If Lambrecht’ employment is terminated due to such disability, Lambrecht shall be entitled to receive Lambrecht’ Salary only through the date of such termination. Other disability benefits, if any, will be determined in accordance with the terms of American Rebel’s benefit plans and programs.

6.3	By Reason of Death: If Lambrecht dies during the Term of this Agreement, American Rebel shall pay to the estate of Lambrecht any earned Salary only through the date of Lambrecht’ death. Other death benefits, if any, will be determined in accordance with the terms of American Rebel’s benefit plans and programs.

6.4	For Cause: If this Agreement is terminated by American Rebel for Cause, Lambrecht shall be entitled to receive Lambrecht’ Salary only through the date of termination.

For purposes of this Agreement, “Cause” shall mean:

(i)	any act of dishonesty or fraud with respect to American Rebel;

(ii)	Lambrecht’ conviction of a felony, a crime involving moral turpitude or other act causing material harm to American Rebel’s standing and reputation;

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(iii)	Lambrecht’ continued material failure to perform Lambrecht’ duties to American Rebel after ten (10) business days’ written notice thereof to Lambrecht; or

(iv)	Lambrecht negligence or willful misconduct by Lambrecht with respect to American Rebel.

American Rebel shall provide Lambrecht, within ten (10) business days of becoming aware of a “For Cause” breach, written notice, which shall include written documentation, if any, of the “For Cause” breach, as defined above. Upon receipt of the written notice, Lambrecht shall have thirty (30) calendar days to respond to American Rebel’s notice and attempt to cure or resolve the “For Cause” breach. If after that 30 day period, in the judgment of the Board, the “For Cause” breach still exists, then termination shall become effective immediately.

6.5	Without Cause Prior to Change of Control: If American Rebel terminates Lambrecht’ employment without Cause prior to a Change of Control, Lambrecht shall be entitled to receive a lump sum payment equal to twelve (12) months Salary plus his prorated Bonus through the date of termination. Further, all unvested stock or options held by Lambrecht shall immediately vest and become exercisable for the full term set forth in such stock option or equity award agreements. To the extent Lambrecht elects to continue his group health coverage pursuant to COBRA following his termination of employment, then Lambrecht shall be eligible to continue such coverage for himself and his dependents (if applicable), at American Rebel’s expense, for a period of twelve (12) months at the same cost as if Lambrecht were still an employee of American Rebel. To the extent that American Rebel finds it undesirable to cover Lambrecht under its group health plan, American Rebel shall provide Lambrecht (at American Rebel’s expense) with the same level of coverage under an individual policy or policies. Lambrecht expressly agrees and understands that, under such circumstances, he shall be entitled only to the payments recited herein, including any prorated Bonus through the date of termination, and he shall not be entitled to any further compensation of any kind through the Term of the Agreement.

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6.6	Change of Control Severance: If American Rebel terminates Lambrecht’ employment without Cause within twelve (12) months after a Change of Control, or Lambrecht resigns his employment with Good Reason within twelve (12) months after a Change of Control, Lambrecht shall be entitled to receive a lump sum payment equal to twelve (12) months Salary plus 100% of his prior year’s Bonus. Further, all stock options or equity awards granted by American Rebel shall immediately vest and become exercisable for the full term set forth in such stock option or equity award agreements. To the extent Lambrecht elects to continue his group health coverage pursuant to COBRA following his termination of employment, then Lambrecht shall be eligible to continue such coverage for himself and his dependents (if applicable), at American Rebel’s expense, for a period of twelve (12) months at the same cost as if Lambrecht were still an employee of American Rebel. To the extent that American Rebel finds it undesirable to cover Lambrecht under its group health plan, American Rebel shall provide Lambrecht (at American Rebel’s expense) with the same level of coverage under an individual policy or policies.

6.7	No Mitigation: Lambrecht shall not be required to mitigate the amount of any payment or benefit contemplated by this Agreement, nor shall any such payment or benefit be reduced by any earnings or benefits Lambrecht may receive from any other source.

6.8	Effect of Termination on Unused Vacation Time and Other Benefits: Upon the termination of this Agreement, unless termination is for Cause, Lambrecht shall also have the right to receive any accrued but unused vacation time for that current fiscal year, and any benefits vested under the terms of any applicable benefit plans.

6.9	Time of Payment: Any amounts payable under this Section 6 shall be paid in a single lump sum within 30 days following Lambrecht’ termination of employment. The parties intend that all such payments shall satisfy the short term deferral exception under Treasury Regulation §1.409A-1(b)(4) and therefore shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

6.10	Release and Waiver: Notwithstanding the preceding provisions of this Section 6 or any other provision in this Agreement to the contrary, Lambrecht’ entitlement to any post-termination payment under this Agreement shall be subject to and conditioned upon Lambrecht’ execution of a release and waiver of claims on the form reasonably acceptable to American Rebel.

7.	CHANGE OF CONTROL.

For purposes of this Agreement a “Change of Control” shall mean:

(i)	The consummation of a merger or consolidation of American Rebel with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of American Rebel immediately prior to such merger, consolidation or other reorganization;

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(ii)	the sale, transfer or other disposition of all or substantially all of American Rebel’s assets; or

(iii)	The date that 40% or more of the current members of the Board of Directors as of the date of this Agreement are replaced by directors who are not currently members of the Board of Directors.

8.	TRADE SECRETS AND CONFIDENTIALITY.

8.1	Nondisclosure: Without the prior written consent of American Rebel, Lambrecht shall not, at any time, either during or after the term of this Agreement, directly or indirectly, divulge or disclose to any person, firm, association, or corporation, or use for Lambrecht’ own benefit, gain, or otherwise, any customer lists, plans, products, data, results of tests and data, or any other trade secrets or confidential materials or like information (collectively referred to as the “Confidential Information”) of American Rebel and/or its Affiliates, as hereinafter defined, it being the intent of American Rebel, with which intent Lambrecht hereby agrees, to restrict Lambrecht from disseminating or using any like information that is unpublished or not readily available to the general public.

8.1.1	Definition of Affiliate. For purposes of this Agreement, the term “Affiliate” shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with American Rebel.

8.2	Notice of Compelled Disclosure: If, at any time, Lambrecht becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process or otherwise) to disclose any of the Confidential Information, Lambrecht shall provide American Rebel with prompt, prior written notice of such requirement so that American Rebel may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, that American Rebel waives compliance with the provisions hereof, Lambrecht agrees to furnish only that portion of the Confidential Information which Lambrecht is advised by written opinion of counsel is legally required and exercise Lambrecht’ best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Lambrecht shall not oppose action by American Rebel to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

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8.3	Assurance of Compliance: Lambrecht agrees to represent to American Rebel, in writing, at any time that American Rebel shall reasonably request, that Lambrecht has complied with the provisions of this section, or any other section of this Agreement.

9.	NON-COMPETITION AND NON-SOLICITATION.

9.1	Covenant Not To Compete. Lambrecht acknowledges and agrees that in consideration of and reliance upon his employment, American Rebel shall allow Lambrecht access to American Rebel’s proprietary information and data, including but not limited to processes, suppliers, present and future business plans, marketing strategies, marketing channels, distributors, budgets, manufacturers, investors and stockholders. Lambrecht acknowledges and agrees that any and all such information and data could be used to the competitive disadvantage of American Rebel. Accordingly, for the term of this Agreement and for a period of twelve (12) months following the termination of this Agreement (except in the case of termination of this Agreement pursuant to Section 6 because of a Change of Control or any Business Combination or any termination of this Agreement (without cause)), Lambrecht shall not, without the express written consent of American Rebel, directly or indirectly in any manner, including without limitation by employment, contract, consultation, investment (either directly or beneficially) assist any person or entity in engaging in any competition with American Rebel. The term “engaging in competition” as used herein shall be deemed to be used in its ordinary meaning and sense and shall include engaging in, assisting or have an interest in, or entering the employment of or acting as an agent, advisor or consultant for, any person or entity which is engaged in, or will be engaged in, the development, manufacture, supplying or sale of a product, process, service or development which is competitive with a product, process, service or development on which American Rebel has expended resources and on which Lambrecht worked or with respect to which Lambrecht has or had access to Confidential Information while at Company. Upon the Effective Date, Lambrecht agrees that the geographical scope of this covenant not to compete shall be North America.

9.2	Acknowledgment Regarding Restrictions. Lambrecht recognizes and agrees that the restraints contained in Section 9.1, including the geographic scope thereof in light of American Rebel’s marketing efforts, are reasonable and enforceable in view of American Rebel’s legitimate interests in protecting its Confidential Information and customer goodwill and the limited scope of the restrictions in Section 9.1.

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9.3	Enforcement in Equity. Lambrecht acknowledges and agrees that in the event that there is a breach of the covenant not to compete or of the non-solicitation covenant set forth herein, that American Rebel has no adequate remedy at law. Accordingly, the parties agree that American Rebel may enforce these covenants in equity by way of injunctive relief, both temporary and permanent. The exclusive jurisdiction and venue for any such actions shall be the District Court of Davidson County, Tennessee and Lambrecht irrevocably consents to the personal jurisdiction of that court for such purposes. American Rebel shall not be deemed stopped from combining a claim for injunctive relief with a claim for money damages in the same action. In the event that American Rebel is the prevailing party in any such action, they shall be entitled to recover their reasonable attorney’s fees as part of the judgment in the action.

9.4	Non-Solicitation; Agreement not to Hire/be Hired. Lambrecht understands and appreciates that American Rebel invests a tremendous amount of time, energy, resources and expertise in the training and education of its employees to be able to operate its operations. Further, Lambrecht understands that in the event an employee of American Rebel or any of its operating subsidiaries, is enticed to leave, then American Rebel shall be damaged in an amount the Parties are not capable of calculating at the present time. Therefore, Lambrecht agrees, that during any non-compete period set forth above and continuing for an additional six (6) month period, that he will not offer employment or contractor status to any employee or contractor or affiliated person of American Rebel, or accept employment or contractor status from any employee or contractor or affiliated person of American Rebel or its operating subsidiaries, nor to allow any person or entity affiliated with Lambrecht to offer such employment status with Lambrecht or any other concern, venture or entity with whom Lambrecht may be employed by, associated or hold a more than five percent (5%) ownership position in.

10.	RETURN OF AMERICAN REBEL PROPERTY. Lambrecht agrees that upon any termination of his employment, Lambrecht shall return to American Rebel within a reasonable time not to exceed forty-eight (48) hours, any of American Rebel’s property in his possession or under his control, including but not limited to, all lists, books, records, data, and other information (including all copies thereof in whatever form or media) of every kind relating to or connected with American Rebel or its Affiliates and their activities, business and customers, computer/office automation equipment, records and names, addresses, and other information with regard to customers or potential customers of American Rebel with whom Lambrecht has had contact or done business.

11.	RELATIONSHIP OF PARTIES. The parties intend that this Agreement create an Employee-Employer relationship between the parties.

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12.	NOTICES. All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, or when forwarded via reputable overnight carrier, addressed to the party to whom such notice is being given at the following address:

As to American Rebel:	American Rebel Holdings, Inc.
909 18th Avenue South, Suite A
Nashville, Tennessee 37212
Attn:Board of Directors

As to Lambrecht:	Corey A. Lambrecht
10957 E. Karen Drive
Scottsdale, Arizona 85255

Address Change: Any party may change the address(es) at which notices to it or him, as the case may be, are to be sent by giving the notice of such change to the other parties in accordance with this Section 12.

13.	MISCELLANEOUS.

13.1	Entire Agreement: This Agreement and the Exhibits hereto contain the entire agreement of the parties. This Agreement may not be altered, amended or modified except in writing duly executed by the parties.

13.2	Assignment: Neither party, without the written consent of the other party, can assign this Agreement.

13.3	Binding: This Agreement shall be binding upon and inure to the benefit of the parties, their personal representative, successors and assigns.

13.4	No Waiver: The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition.

13.5	Severability: If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties hereto agree to replace any invalid provision with at valid provision which most closely approximates the intent of the invalid provision.

13.6	Interpretation: This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

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13.7	Governing Law: This Agreement shall be governed by and construed under the laws of the State of Nevada, without reference to the choice of law principles thereof.

13.8	Arbitration:

13.8.1	Any controversy, dispute or claim of whatever nature in any way arising out of or relating to Lambrecht’ employment with American Rebel, including, without limitation (except as expressly excluded below in Section 13.8.2) any claims or disputes by Lambrecht against American Rebel, or by American Rebel against Lambrecht, concerning, arising out of or relating to the separation of that employment; any other adverse personnel action by American Rebel; any federal, state or local law, statute or regulation prohibiting employment discrimination or harassment; any public policy; any American Rebel disciplinary action; any American Rebel decision regarding a American Rebel policy or practice, including but not limited to Lambrecht’ compensation or other benefits; and any other claim for personal, emotional, physical or economic injury (individually or collectively, “Covered Claims”) shall be resolved, at the request of any party to this Agreement, by final and binding arbitration in Las Vegas, Nevada before Judicial Arbitration Mediation Services (“JAMS”) in accordance with JAMS’ then-current policies and procedures for arbitration of employment disputes. All costs for such arbitration, including but not limited to Lambrecht’ attorney’s fees, professional fees, witness fees or any other costs, expenses, or fees related to the arbitration, regardless of the party bringing the action, shall be borne by American Rebel.

13.8.2	The only claims or disputes excluded from binding arbitration under this Agreement are the following: any claim by Lambrecht for workers’ compensation benefits or for benefits under an American Rebel plan that provides its own arbitration procedure; and any claim by either party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party.

13.8.3	This agreement to submit all Covered Claims to binding arbitration in no way alters the exclusivity of Lambrecht’ remedy under Section 6.5 in the event of any termination without Cause or the exclusivity of Lambrecht’ remedy under Section 6.4 in the event of any termination for Cause, and does not require American Rebel to provide Lambrecht with any type of progressive discipline.

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13.9	Taxes: American Rebel is authorized to withhold from any payment or benefit provided hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of American Rebel to satisfy all obligations for the payment of such withholding taxes. In the event American Rebel does not make such deductions or withholdings, Lambrecht shall indemnify American Rebel for any amounts paid with respect to any such taxes, together with any interest, penalties and related expenses thereto. Lambrecht acknowledges that no oral or written representation of fact or opinion has been made to him by American Rebel or its attorneys regarding the tax treatment or consequences of any payment made under this Agreement. Lambrecht acknowledges and agrees that to the extent any liability or responsibility exists for Lambrecht’ federal, state and local income or other taxes, such liability or responsibility rests solely with his. Lambrecht further agrees to indemnify and hold harmless American Rebel in connection with any liability incurred by American Rebel in connection with any tax or taxes for which Lambrecht is responsible.

13.10	Section 409A of the Internal Revenue Code: To the extent applicable, this Agreement shall be interpreted, construed and operated in accordance with the Section 409A of the Internal Revenue Code, and the Treasury regulations and other guidance issued thereunder. Any reference to termination of employment, severance from employment or similar terms shall mean and be interpreted as a “separation from service” as defined (as defined in Treasury Regulation §1.409A-1(h)). If on the date of Lambrecht’ separation from service with American Rebel, Lambrecht is a specified employee (as defined in Code Section 409A and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to Lambrecht at any time during the six (6) month period following Lambrecht’ separation from service, and any such amounts shall instead be paid in a lump sum on the first payroll payment date following expiration of such six (6) month period. Any obligation of American Rebel to reimburse Lambrecht for expenses incurred during any taxable year of Lambrecht shall not affect the expenses eligible for reimbursements in any other taxable year. Further, such reimbursement of expenses shall be made on or before the last day of Lambrecht’ taxable year following the taxable year in which the expense was incurred.

13.11	Titles: Titles to the sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

13.12	Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

SIGNATURE PAGE TO FOLLOW

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

THIS AGREEMENT CONTAINS AN ARBITRATION CLAUSE.

American Rebel:	American Rebel Holdings, Inc.
a Nevada corporation

	By:	/s/ Charles A. Ross, Jr.
Charles A. Ross, Jr.
Chief Executive Officer

Lambrecht:

/s/ Corey A. Lambrecht
Corey A. Lambrecht

Signature Page to Employment Agreement

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EXHIBIT A

Approved Non-American Rebel

Business Activity Exemptions

Description of Business Activity

1.	Board Member and Executive Officer SinglePoint Inc.
2.	Professional Consulting

A-1